                                                                                Exhibit 10.50

AMENDMENT TO LEASE

THIS Amendment made this  day of October 2005, by and between Phoenix Business Park, LLC, successor Lessor to DA Phoenix, LLC, successor to BSRT Phoenix Business Park L.L.C., an Illinois Limited Liability Company, as "Lessor" and Network Telephone, Inc., successor in interest to LightNetworks, Inc, as “Lessee".

WITNESSETH:

WHEREAS, the parties hereto made and entered into a Lease Agreement dated January 13, 2000, for premises located at 2700 NE Expressway, Suites B-700 - 900, Atlanta, Georgia 30345 .

WHEREAS, the parties hereto amended the Lease on August 4, 2005;

WHEREAS, the parties wish to modify the Lease Agreement as hereinafter provided.

WHEREAS, the terms Lessor and Landlord shall have the same meaning herein; and the terms Lessee and Tenant shall have the same meanings herein

NOW, THEREFORE, in consideration of the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that said lease shall be amended as follows:

1.
New Size of the Premises. The Premises as drawn on Exhibit “A” of this Amendment to Lease shall demonstrate the new Premises. The Premises shall comprise 15,067 rentable square feet. Lessor shall, at its own cost, build the demising wall that will separate the Premises from the adjacent tenant. Lessee shall be responsible for maintaining the Premises as stated in the Lease and the previous Amendments of the Lease.

2.
Lessee’s Maintenance Obligation. Lessee shall be responsible for the maintenance of the newly added portion of the Premises that was formerly known as the Common Area Restrooms, after the construction and completion of the Demising Wall that has been built to separate the Premises from the adjacent tenant’s premises

3.
HVAC For The Newly Added Portion Of The Premises. Currently, the HVAC that services the restrooms located in the newly added portion of the Premises is being serviced by the adjacent tenant. Lessee acknowledges this fact and understands that the adjacent tenant is currently responsible for maintaining this unit and has no current plans to alter this situation. Lessor shall act as a facilitator to attempt to keep the restrooms’ HVAC operational and temperature reasonably maintained. Lessee further acknowledges that it may, at its own expense, at a later date, adjust the ducts and air flow within its restroom areas so that its’ own HVAC system services this area and therefore not the adjacent tenant’s HVAC system (servicing this area).

4.
Lessor shall not be responsible for the cost and construction of any of the work that Lessee wishes to perform to modify its own plans within its’ Premises other than constructing the Demising wall. Furthermore, Lessor shall not be required to install the Network Telephone Wall by the restrooms that was previously mentioned in the Amendment prior to this one. Lessor shall not be required to “shorten the wall” for the Common Area Restrooms since there will no longer be any common are restrooms.

5.	Lessor shall be responsible to cut in and frame the Network Telephone logo window. Lessee shall pay for the cost of the window, glass, and mullion frame around the window.

6.	New Base Rent and New Term.

November 1, 2005 - October 31, 2006  $11,928.04 per month
November 1, 2006 - October 31, 2007  $12,285.88 per month
November 1, 2007 - October 31, 2008  $12,654.46 per month
November 1, 2008 - October 31, 2009  $13,034.09 per month
November 1, 2009 - October 31, 20010  $13,425.11 per month

7.
If at any time in the future, a governing authority deems that the restroom plan for the adjacent tenant can not be reasonably adjusted to meet the proper building code, then Lessor shall have the right, but not the obligation, to immediately nullify this Amendment for this sole reason and shall rebuild the walls mentioned at its’ cost and the rentals shall adjust accordingly from the time of substantial completion of the common area restroom walls that will be created.

8.
Each party shall indemnify, defend, and hold harmless from and against any and all costs, expenses and liabilities for commissions or other compensation or charges claimed by any broker or agent who claims to have acted on behalf of one party or the other in relation to this Amendment or the Lease.

The monthly rental shall be paid under the same terms and conditions as specified in the Lease Agreement, except as provided herein.

All other terms, provision and convenants of the Lease Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties herein have hereto set their hands and seals in triplicate, the day and year first above written.

"LESSOR"

Phoenix Business Park. LLC

By:/s/__________________________
Its:___________________________

"LESSEE"

Network Telephone, Inc.

By: /s/ Danyelle Kennedy
It's: CFO and Secretary